UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2025

Rapid7, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Causeway Street
Boston, Massachusetts 02114
(Address of principal executive offices, including zip code)

(617) 247-1717
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RPD	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item  1.01 Entry Into a Material Definitive Agreement.

On June 25, 2025 (the “Closing Date”), Rapid7, Inc., a Delaware corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”), by and among the Company, Rapid7 LLC, a Delaware limited liability company (together with the Company, the “Borrowers”, and each individually a “Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement establishes a senior secured revolving credit facility and provides for borrowings in an aggregate principal amount of up to $200 million (the “Revolving Facility”, the loans thereunder, the “Revolving Loans” and the commitments thereunder, the “Revolving Commitments”). The proceeds of the Revolving Facility can be used to finance working capital needs, capital expenditures, permitted acquisitions and other general corporate purposes.

Borrowings under the Revolving Facility are subject to customary borrowing conditions and will bear interest at a variable annual rate based on SOFR or alternate base rate plus a fixed margin, which varies depending on the Company’s net leverage ratio. SOFR is defined as a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) subject to a floor of zero. The Company is also required to pay a commitment fee on the unused portion of the Revolving Facility. Revolving Loans repaid may be reborrowed prior to maturity of the Revolving Facility pursuant to customary conditions and restrictions. The Revolving Facility will mature on the fifth anniversary of the Closing Date; provided however, that if, on any day beginning with the 91st day prior to the maturity of the Company’s 0.25% Convertible Senior Notes due 2027 or the 1.25% Convertible Senior Notes due 2029, the Company’s liquidity (including undrawn amounts under the Revolving Facility) is less than $250 million, then the Revolving Facility will automatically mature on such earlier day.

The Revolving Facility is voluntarily prepayable from time to time without premium or penalty. The Revolving Facility is mandatorily prepayable at any time that the aggregate amount of outstanding Revolving Loans and letters of credit issued under the Revolving Facility exceeds the Revolving Commitments. The Revolving Facility is guaranteed by the Company and its wholly-owned material domestic subsidiaries (the “Guarantors”), subject to certain exceptions set forth in the Credit Agreement. The obligations of the Borrowers are secured by substantially all the assets of the Guarantors, including stock of subsidiaries, subject to certain exceptions set forth in the Credit Agreement.

The Credit Agreement also contains customary representations and warranties and affirmative and negative covenants applicable to the Company and its restricted subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, dividends and other distributions. The Credit Agreement also contains financial covenants, which place a limit on the Company’s allowable net leverage ratio and require the Company to maintain a minimum interest coverage ratio. Failure to meet the covenants beyond applicable grace periods could result in acceleration of the Revolving Loan and/or termination of the Revolving Facility. In addition, the Credit Agreement contains certain customary events of default including, but not limited to, failure to pay interest, principal and fees or other amounts when due, material misrepresentations or misstatements in any representation or warranty, covenant defaults, certain cross defaults to other material indebtedness, certain judgment defaults and events of bankruptcy.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	Credit Agreement, dated June 25, 2025, among the Company, Rapid7 LLC, a Delaware limited liability company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

* We have omitted the schedules or exhibits to this Exhibit in accordance with Regulation S-K Item 601(a)(5). A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

By:	/s/ Tim Adams
Tim Adams
Chief Financial Officer

Dated: June 25, 2025